UNDERWRITING AGREEMENT

Schedule A

Jacobs & Company Mutual Fund

Abacus Value Fund

The Rational Investor® Fund

The Biondo Fund

Critical Math Fund

This schedule was amended on December 19, 2005 to add The Biondo and Critical Math Funds.

UNDERWRITING AGREEMENT

Schedule B-5

Critical Math Fund

Fee Schedule

Service Fee

For services performed hereunder, the Trust shall pay an annual fee of $5,000 per Fund, per share class PLUS 0.01% per annum of each Fund's average daily net assets, payable monthly in arrears.

Out-of-Pocket Expenses

The Fund(s) shall pay all reasonable out-of-pocket expenses incurred by AFD in connection with activities performed for the Fund(s) hereunder including, without limitation:

•     typesetting, printing and distribution of prospectuses and shareholder reports

•     production, printing, distribution and placement of advertising and sales literature and materials

•     engagement of designers, free-lance writers and public relations firms

•     long-distance telephone lines, services and charges

•     postage

•     overnight delivery charges

•     NASD fees

•     marketing expenses

•     record retention fees

•     travel, lodging and meals

•     Standard NSCC charges

IN WITNESS WHEREOF, the parties hereto have executed this Schedule to the Underwriting Agreement dated December 19, 2005.

NORTHERN LIGHTS FUND TRUST          AQUARIUS FUND DISTRIBUTORS, LLC

By: ___/s/ Michael J. Wagner__________     By: /s/ Brian Nielsen__________

      Michael J. Wagner, President                         Brian Nielsen, President